Exhibit 23.2

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Time Warner Inc. for the registration of 450,000 shares of its common stock and associated Rights to Purchase Series A Participating Cumulative Preferred Stock and to the incorporation by reference therein of our report dated July 21, 1999, with respect to the consolidated financial statements of America Online, Inc. included in its Annual Report on Form 10-K for the year ended June 30, 1999, filed with the Securities and Exchange Commission.

                                                         /s/ Ernst & Young LLP

McLean, Virginia
February 9, 2000